Exhibit 99.1

National Bank Holdings Corporation Announces Fourth Quarter and Full Year 2014 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $2.3 million, or $0.06 per diluted share, for the fourth quarter of 2014, compared to net income of $3.3 million, or $0.08 per diluted share, for the third quarter of 2014 and $1.0 million, or $0.02 per diluted share, for the fourth quarter of 2013. For the full year 2014, net income totaled $9.2 million, or $0.22 per diluted share, compared to net income of $6.9 million, or $0.14 per diluted share, during 2013.

In announcing these results, Chief Executive Officer Tim Laney said, "We finished out 2014 with loan production of $182.2 million, realizing 17% year-over-year spot loan growth and 30% growth in our strategic loan portfolio. We remain focused on building and maintaining a diverse, conservatively structured loan portfolio, and that commitment continues to result in excellent credit quality. This is evidenced by the extremely low full year net charge-offs of our non 310-30 loan portfolio of just six basis points. We have done this while also realizing attractive economic gains from the acquired distressed non-strategic portfolio. We are now down to the last $202 million of these loans, from a starting point of almost $2 billion. The accelerated pace of the FDIC indemnification asset amortization is a direct reflection of the continued strong performance of these acquired portfolios.

We also continue to manage all other available levers of our business. We have maintained a low-cost deposit base and have increased our transaction deposits and repurchase agreements by $100 million since last year. We are also pleased to announce that we have entered into a new agreement for our core processing services that will enable us to provide improved services to our clients while also significantly reducing our operating expenses following our anticipated conversion later this year."

Mr. Laney added, "During the fourth quarter, we repurchased another 991 thousand shares, or 2.5% of our outstanding shares. Since early 2013, we have repurchased 13.5 million shares, or 25.8% of shares outstanding, at a weighted average price of $19.70. We intend to continue to use share repurchases as a lever for capital management."

Brian Lilly, Chief Financial Officer, added, “We had a very productive quarter operationally, with a lot of moving pieces. We continue to believe that it is important to evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time. We do this by excluding the impact of the non-cash FDIC indemnification asset amortization, FDIC loss-share income, the large expense/income related to OREO and problem loan workouts, the impacts of the change in the warrant liability, the contract termination expenses that were accrued during the fourth quarter of 2014, and the banking center closure related charges that were accrued in the third quarter of 2013, which can be seen in our non-GAAP reconciliation starting on page 16. These items negatively impacted the fourth quarter by a net $0.13 per diluted share and negatively impacted the year by a net $0.45 per diluted share. The net impact of these items may fluctuate on a quarterly basis, but is expected to decrease over time in connection with the expiration of the FDIC loss-sharing agreements over the next couple of years and the decreasing problem asset workout expenses. These adjustments resulted in an adjusted net earnings per diluted share of $0.19 for the fourth quarter and $0.67 for the year. On the same adjusted basis, the adjusted return on average tangible assets increased five basis points over the prior quarter to 0.71% during the fourth quarter and increased nine basis points from the prior year to 0.66% for the full year of 2014. This analysis provides better clarity to the emerging profitability and the progress toward reaching our goal of 1% return on average tangible assets.”

Fourth Quarter 2014 Highlights
(All comparisons refer to the third quarter of 2014, except as noted)

•
Grew the strategic loan portfolio by $40.5 million, or 8.4% annualized, driven by $182.2 million in fourth quarter originations. The originations were offset by higher than normal pay-downs and early pay-offs, particularly in the agriculture portfolio. Strategic loans at December 31, 2014 increased a strong $456.6 million, or 30.4%, since December 31, 2013.

•	Credit quality remained strong, as annualized net charge-offs in the non 310-30 portfolio were only 0.05% during the fourth quarter and 0.06% for the full year.

•
Successfully exited $49.4 million of the remaining non-strategic loan portfolio, a strong 78.1% annualized. Non-strategic loans decreased $148.2 million for the full year, or 42.4%, to just $201.7 million at December 31, 2014.

•	Total loans ended 2014 at $2.2 billion, a 16.6% increase since December 31, 2013.

•
Added a net $14.6 million to accretable yield for the acquired loans accounted for under ASC 310-30. The favorable results of the quarterly re-yielding also caused a $10.6 million increase in the future non-cash amortization of the FDIC indemnification asset.

•	Average demand deposits continued solid growth, adding $13.1 million, or 7.3% annualized, while total deposits remained relatively flat as higher-cost time deposits declined.

•
Net interest income totaled $42.6 million, a $0.7 million increase from the prior quarter. The quarterly increase was primarily driven by a 12 basis point widening of the net interest margin to 3.87% (fully taxable equivalent) as increased client paydowns/payoffs resulted in higher pre-payment fees and 310-30 accelerated accretion added $1.7 million of interest income during the fourth quarter and was partially offset by lower average earning assets.

•	FDIC loss-share related non-interest income resulted in an increase in net expense of $7.0 million, driven by strong covered asset performance and the sharing of large gains on sales of OREO.

•	Non-interest expenses decreased $4.8 million, or 12.7%, from the prior quarter.

•
Repurchased 991,100 shares during the fourth quarter, or 2.5% of outstanding shares. Since early 2013, 13.5 million shares have been repurchased, or 25.8% of then outstanding shares, at a weighted average price of $19.70.

•	At December 31, 2014, tangible common book value per share was $18.63 before consideration of the excess accretable yield value of $0.83 per share.

Fourth Quarter 2014 Results
(All comparisons refer to the third quarter of 2014, except as noted)

Net Interest Income
Net interest income totaled $42.6 million for the fourth quarter of 2014, a $0.7 million increase from the prior quarter as the net interest margin widened 12 basis points to 3.87% from the prior quarter of 3.75% (fully taxable equivalent) while average interest earning assets decreased $58.7 million, or 1.3%, to $4.4 billion. The continued strategy of remixing the earning assets through the origination of strategic loans coupled with particularly strong reductions in non-strategic loans during the fourth quarter and the run-off of the investment securities portfolios resulted in the slight decline in the average interest earning assets. The net interest margin widening of 12 basis points was driven by a 14 basis point increase in the yield on interest earning assets to 4.21% from 4.07% in the prior quarter. The higher yield was primarily driven by $0.9 million in pre-payment fees on originated loans coupled with $0.8 million of accelerated accretion within the 310-30 loan portfolio.

Loans
Strategic loans totaled $2.0 billion at December 31, 2014 and grew $40.5 million during the quarter, or 8.4% annualized. Included in strategic loans outstanding are $1.6 billion in originated balances, which increased $46.1 million, or 11.4% annualized, over the prior quarter. Loan originations totaled $182.2 million and decreased $21.1 million, or 10.4%, from the prior quarter. Higher than normal pay-downs contributed to a $9.0 million decrease in total loans during the fourth quarter, which ended the quarter at $2.2 billion. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships ended the year at $201.7 million, decreasing $49.4 million during the quarter, a strong 78.1% annualized. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as

“strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our underwriting standards.

Conservative concentration limits have been followed, and as such, energy sector loans totaled $175.5 million at December 31, 2014, representing 8.1% of total loans and 4.0% of earning assets. Clients in this sector were carefully selected at origination for strong capitalization, low leverage, and seasoned management teams. Loans have been conservatively structured to mitigate stress associated with declining oil and gas prices.

Asset Quality and Provision for Loan Losses
Purchased troubled loans accounted for under 310-30 totaled $279.6 million at December 31, 2014 and decreased $40.9 million during the fourth quarter, an annualized decrease of 50.7%, reflecting workout efforts on these purchased loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $14.6 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $186.1 million.

Non 310-30 loans totaled $1.9 billion and represented 87.1% of total loans at December 31, 2014. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio remained low at just 0.05% annualized, which reflects the prudent underwriting and well-selected clients within this portfolio. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDR's) decreased to $10.8 million at quarter end, representing 0.57% of total non 310-30 loans, compared to 1.02% at September 30, 2014, as a result of pay-downs and pay-offs of several non-performing loans. A provision for loan losses on the non 310-30 loans of $1.5 million was recorded during the fourth quarter of 2014, which was $0.3 million lower than the prior quarter.

OREO ended the quarter at $29.1 million, decreasing $16.8 million, primarily due to strong OREO sales during the quarter. The gains on these sales of OREO were $10.4 million, of which $8.9 million were covered by loss-sharing agreements with the FDIC. Of the $29.1 million OREO at December 31, 2014, $18.5 million, or 63.4%, were covered by loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.5 billion during the fourth quarter, increasing $10.9 million, or 1.7% annualized, on the strength of a $13.1 million, or 7.3% annualized, increase in average demand deposits. Total deposits and client repurchase agreements averaged $3.9 billion during the fourth quarter, decreasing $26.2 million, or 2.7% annualized, and was driven by a $37.1 million decrease in higher-cost time deposits. Additionally, the average cost of total deposits remained unchanged from the prior quarter at 0.37%. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at December 31, 2014, these client fundings comprised 96.9% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $8.0 million during the fourth quarter of 2014 and increased $0.2 million, or 8.2% annualized, compared to the prior quarter. A seasonal decrease in service charges was more than offset by an increase in bank owned life insurance income.

FDIC loss-share related non-interest income totaled a negative $14.2 million for the quarter and was $7.0 million higher than the prior quarter primarily due to a $5.4 million increase in other FDIC loss-sharing income (expense) related to the sharing of gains on sales of several covered OREO properties. As of December 31, 2014, the FDIC indemnification asset was $39.1 million. Our current projection for the amortization of the FDIC indemnification asset is between $18.0 million and $28.0 million in 2015. The benefit of the increased client cash flows is primarily captured in the 310-30 accretable yield over the remaining life of the loans as most of the FDIC covered assets are accounted for in the 310-30 loan pools.

"We had a strong uptick in the success of our workout efforts regarding our purchased troubled loan portfolio and related OREO assets this quarter," said Brian Lilly. "While this means higher returns on the covered loans, it also means we have to share the gains with the FDIC and as a result, we have lower expected reimbursements from the FDIC. This translates into additional non-cash write-downs of the FDIC indemnification asset receivable. In the fourth quarter, this receivable write-down was $7.9 million, or $0.12 per diluted share. While we expect that the FDIC loss-share related non-interest income will continue to fluctuate and be a reflection of our workout efforts, our current expectation is that the non-cash write-down of the FDIC indemnification asset receivable will be between $0.30 and $0.46 per diluted share in 2015."

Non-Interest Expense
Total non-interest expense was $33.1 million during the fourth quarter of 2014, decreasing $4.8 million from the previous quarter. Operating expenses totaled $37.8 million and increased $0.4 million, driven by a $0.3 million increase in marketing-related expenses related to the timing of marketing campaigns. The quarter included a $4.1 million     contract termination charge related to the termination of a core processing system contract and the entry into a new core processing contract with a different partner. In addition to enhanced product and service offerings, this strategic move will provide a cash payback on our core processing system change in less than one year.

OREO and problem loan expenses totaled a net gain of $8.5 million and improved $10.4 million from the prior quarter. The improvement was attributable to an $8.8 million increase in gains on the sale of OREO during the quarter, coupled with a $1.6 million decrease in OREO and problem loan expenses. OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio.

Income tax expense totaled $0.8 million during the fourth quarter, an effective tax rate of 25.3% compared to 16.9% in the third quarter. A benefit from tax planning strategies implemented during the third quarter was offset with the write-off of deferred tax assets related to expired stock-based compensation.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $794.6 million at December 31, 2014 and decreased $14.4 million from the prior quarter, due to the repurchase of 991,100 shares, and was partially offset by a $3.9 million increase in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The shares repurchased represented a 2.5% reduction in shares outstanding during the quarter and brings the cumulative shares repurchased since early 2013 to 25.8% of the shares then outstanding.

Tangible common book value per share at December 31, 2014 was $18.63, compared to $18.49 at September 30, 2014, and the tangible common equity to tangible assets ratio decreased 29 basis points to 15.25% at December 31, 2014.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the December 31, 2014 accretable yield balance on the 310-30 loans of $113.5 million would add $1.78 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on 310-30 loans and the amortization of the FDIC indemnification asset and then calculate the excess above a 4.0% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.83 after-tax to our tangible book value per share as of December 31, 2014.
Year-Over-Year Review
(All comparisons refer to the full year 2013)

Net income for 2014 was $9.2 million, or $0.22 per diluted share, compared to net income of $6.9 million for 2013, or $0.14 per diluted share.  Net interest income totaled $170.2 million during 2014 and decreased $8.7 million, or 4.9%, from 2013, primarily driven by lower earning assets. Average interest earning assets decreased $251.6 million, or 5.4%, from the prior year, largely due to the successful repurchase of 6.1 million shares and a reduction in the investment portfolio. The decrease in interest earning assets was partially offset by a four basis point widening of the net interest margin to 3.85% from 3.81% (fully taxable equivalent). The continued resolution of the higher-yielding acquired non-strategic loan portfolio was mostly offset by strong organic growth in the strategic loan portfolio. As a result, the yield on interest earning assets increased by one basis point and was complemented by a three basis point decrease in the cost of interest bearing liabilities.
Loan balances as of December 31, 2014 totaled $2.2 billion and increased $308.3 million, or 16.6%, since December 31, 2013. Strategic loans increased $456.6 million since December 31, 2013, a 30.4% increase, on the strength of loan originations. Loan originations during 2014 totaled $869.2 million, increasing 21.7% in 2013 as a result of continued market penetration. Non-strategic loans declined $148.2 million from a year ago, a 42.4% decrease, as a result of the continued workout progress that has been made on exiting acquired problem loans.
Average transaction deposits and client repurchase agreements totaled $2.5 billion during 2014 and increased $37.1 million from 2013, or 1.5%, and were led by a $40.6 million, or 6.1%, increase in average demand deposits as a result of our strategic focus on relationship banking. Total deposits and client repurchase agreements averaged $3.9 billion during 2014, decreasing $148.9 million from the prior year. The decrease was primarily due to a $186.0 million decline in average time deposits as we continued to focus our deposit base on clients who were interested in market-rate time deposits and in developing a banking relationship, coupled with the California banking center and limited-service retirement center exits on December 31, 2013. The mix of transaction deposits to total deposits improved to 64.0% at December 31, 2014 from 61.0% at December 31, 2013. Additionally, the average cost of total deposits declined four basis points to 0.37% in 2014 from 0.41% during 2013.
Provision for loan loss expense was $6.2 million during 2014, compared to $4.3 million during 2013, an increase of $1.9 million. The increase in provision was primarily due to loan growth as credit quality remained excellent and non 310-30 net charge-offs were significantly lower at only 0.06% during 2014 compared to 0.27% during 2013.
Non-interest income was a negative $1.7 million in 2014 compared to income of $20.2 million in 2013, a decrease of $21.9 million. The decrease was largely due to $20.5 million lower FDIC loss-share related income. An additional $8.8 million of non-cash FDIC indemnification asset amortization and an $11.7 million decline in other FDIC loss-sharing income from the same period in 2013 was due to better performance of the underlying covered assets coupled with lower problem loan and OREO expenses. Banking fees of $30.4 million during 2014 were up $0.2 million compared to the same period in 2013 as a result of increases in bank card fees, swap fees and bank owned life insurance income and were somewhat offset by a decrease in service charges.
Non-interest expense totaled $150.0 million in 2014 compared to $184.0 million during 2013, a decrease of $34.0 million, or 18.5%. Operating expenses of $150.7 million during 2014 decreased $12.4 million from 2013. The 7.6% year-over-year decrease in operating expenses was primarily due to lower salaries and benefits of $7.2 million as we continue to focus on operational efficiencies. OREO and problem loan expenses declined $18.5 million and were driven by $6.2 million higher net gains on OREO sales coupled with lower levels of OREO and problem loan expenses of $12.3 million. 2014 included a $4.1 million contract termination accrual related to a change in our core system provider and 2013 included $3.4 million of expenses related to banking center closures. The change in the warrant liability contributed $3.8 million to the year-over-year decline in non-interest expenses.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, January 30, 2015. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 40552925 and asking for the National Bank Holdings Corporation Fourth Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through February 13, 2015, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 40552925. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent" metrics, "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Total interest and dividend income	$46,280	$45,492	$47,377	$184,662	$195,475
Total interest expense	3,696	3,597	3,787	14,413	16,514
Net interest income before provision for loan losses	42,584	41,895	43,590	170,249	178,961
Provision for loan losses on 310-30 loans	(185)	(191)	(230)	(520)	769
Provision for loan losses on non 310-30 loans	1,450	1,706	1,002	6,729	3,527
Net interest income after provision for loan losses	41,319	40,380	42,818	164,040	174,665
Non-interest income:
FDIC indemnification asset amortization	(7,922)	(6,252)	(7,117)	(27,741)	(18,960)
Other FDIC loss-sharing income (expense)	(6,313)	(943)	(467)	(8,862)	2,811
Service charges	3,872	4,148	4,011	15,430	15,955
Bank card fees	2,575	2,615	2,447	10,123	9,956
Gain on sale of mortgages, net	326	264	233	1,000	1,358
Other non-interest income	1,253	836	932	3,810	2,901
Gain on previously charged-off acquired loans	62	147	221	737	1,339
OREO related write-ups and other income	1,030	799	2,104	3,807	4,817
Total non-interest income (expense)	(5,117)	1,614	2,364	(1,696)	20,177
Non-interest expense:
Salaries and benefits	20,574	21,058	20,639	82,834	90,002
Occupancy and equipment	6,263	6,155	6,309	25,101	24,700
Professional fees	1,077	854	689	3,257	3,734
Other non-interest expense	8,539	7,973	10,017	34,178	39,373
(Gain) loss from the change in fair value of warrant liability	(219)	(1,256)	682	(2,953)	820
Intangible asset amortization	1,336	1,336	1,337	5,344	5,346
Other real estate owned expenses (income)	(8,979)	594	3,282	(5,350)	10,957
Problem loan expenses	448	1,267	1,283	3,482	5,644
Contract termination expenses	4,110	—	—	4,110	—
Banking center closure related expenses	—	—	—	—	3,389
Total non-interest expense	33,149	37,981	44,238	150,003	183,965
Income before income taxes	3,053	4,013	944	12,341	10,877
Income tax expense (benefit)	774	676	(56)	3,165	3,950
Net income	$2,279	$3,337	$1,000	$9,176	$6,927
Income per share - basic	$0.06	$0.08	$0.02	$0.22	$0.14
Income per share - diluted	$0.06	$0.08	$0.02	$0.22	$0.14

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	December 31, 2014	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$256,979	$118,659	$189,460
Investment securities available-for-sale	1,479,214	1,553,641	1,785,528
Investment securities held-to-maturity	530,590	557,464	641,907
Non-marketable securities	27,045	21,640	31,663
Loans receivable, net	2,162,409	2,171,372	1,854,094
Allowance for loan losses	(17,613)	(16,591)	(12,521)
Loans, net	2,144,796	2,154,781	1,841,573
Loans held for sale	5,146	5,252	5,787
FDIC indemnification asset, net	39,082	44,413	64,447
Other real estate owned	29,120	45,885	70,125
Premises and equipment, net	106,341	108,100	115,219
Goodwill	59,630	59,630	59,630
Intangible assets, net	16,883	18,220	22,229
Other assets	124,820	125,122	86,547
Total assets	$4,819,646	$4,812,807	$4,914,115
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$732,580	$724,186	$674,989
Interest bearing demand deposits	386,121	369,917	386,762
Savings and money market	1,290,436	1,307,285	1,280,871
Total transaction deposits	2,409,137	2,401,388	2,342,622
Time deposits	1,357,051	1,396,070	1,495,687
Total deposits	3,766,188	3,797,458	3,838,309
Securities sold under agreements to repurchase	133,552	109,946	99,547
Federal Home Loan Bank advances	40,000	—	—
Other liabilities	85,331	96,441	78,467
Total liabilities	4,025,071	4,003,845	4,016,323
Shareholders' equity:
Common stock	512	512	512
Additional paid in capital	993,212	992,587	990,216
Retained earnings	40,528	40,197	39,966
Treasury stock	(245,516)	(226,230)	(126,146)
Accumulated other comprehensive income (loss), net of tax	5,839	1,896	(6,756)
Total shareholders' equity	794,575	808,962	897,792
Total liabilities and shareholders' equity	$4,819,646	$4,812,807	$4,914,115
SHARE DATA
Average basic shares outstanding	39,439,646	41,837,485	47,378,400
Average diluted shares outstanding	39,444,330	41,841,685	47,494,341
Ending shares outstanding	38,884,953	39,862,824	44,918,336
Common book value per share	$20.43	$20.29	$19.99
Tangible common book value per share (1)	$18.63	$18.49	$18.27
Tangible common book value per share, excluding accumulated other comprehensive income (loss) (1)	$18.48	$18.44	$18.42
CAPITAL RATIOS
Average equity to average assets	16.75%	17.50%	19.02%
Tangible common equity to tangible assets (1)	15.25%	15.54%	16.97%
Leverage ratio	14.98%	15.23%	16.63%
(1) Represents a non-GAAP financial measure. See non-GAAP reconciliations starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	December 31, 2014			September 30, 2014			December 31, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$22,956	$772,440	$795,396	$37,665	$717,507	$755,172	$61,511	$421,984	$483,495
Agriculture	19,063	118,468	137,531	20,071	142,801	162,872	27,000	132,952	159,952
Commercial real estate	192,330	369,264	561,594	213,871	380,445	594,316	291,198	283,022	574,220
Residential real estate	40,761	591,939	632,700	43,979	579,420	623,399	63,011	536,913	599,924
Consumer	4,535	30,653	35,188	5,007	30,606	35,613	8,160	28,343	36,503
Total	$279,645	$1,882,764	$2,162,409	$320,593	$1,850,779	$2,171,372	$450,880	$1,403,214	$1,854,094
Covered	$160,876	$32,821	$193,697	$183,486	$35,982	$219,468	$259,364	$50,033	$309,397
Non-covered	118,769	1,849,943	1,968,712	137,107	1,814,797	1,951,904	191,516	1,353,181	1,544,697
Total	$279,645	$1,882,764	$2,162,409	$320,593	$1,850,779	$2,171,372	$450,880	$1,403,214	$1,854,094

Strategic/Non-Strategic Period-End Loan Balances:

	December 31, 2014			September 30, 2014			December 31, 2013
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$765,114	$30,282	$795,396	$707,999	$47,173	$755,172	$411,589	$71,906	$483,495
Agriculture	135,559	1,972	137,531	160,851	2,021	162,872	154,811	5,141	159,952
Owner-occupied commercial real estate	140,729	19,228	159,957	144,223	19,988	164,211	123,386	30,306	153,692
Commercial real estate	275,311	126,326	401,637	273,949	156,156	430,105	210,265	210,263	420,528
Residential real estate	610,583	22,117	632,700	599,523	23,876	623,399	570,455	29,469	599,924
Consumer	33,371	1,817	35,188	33,640	1,973	35,613	33,599	2,904	36,503
Total	$1,960,667	$201,742	$2,162,409	$1,920,185	$251,187	$2,171,372	$1,504,105	$349,989	$1,854,094

Originations:

	Fourth	Third	Second	First	Fourth
	quarter	quarter	quarter	quarter	quarter
	2014	2014	2014	2014	2013
Commercial	$102,732	$110,083	$133,671	$130,096	$159,931
Agriculture	4,952	7,014	10,288	4,959	23,610
Owner-occupied commercial real estate	11,139	10,293	28,803	21,002	6,380
Commercial real estate	27,617	33,817	45,903	29,633	14,579
Residential real estate	31,680	35,404	44,539	27,812	36,113
Consumer	4,111	6,678	3,556	3,461	3,594
Total	$182,231	$203,289	$266,760	$216,963	$244,207

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin (Fully taxable equivalent adjusted)
(Dollars in thousands)

	Three months ended December 31, 2014			Three months ended September 30, 2014			Three months ended December 31, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$295,308	$14,195	19.23%	$341,405	$14,368	16.83%	$475,562	$17,045	14.34%
Non 310-30 loans(1)(2)(3)(4)	1,879,779	20,897	4.41%	1,767,106	19,266	4.33%	1,310,450	16,220	4.91%
Investment securities available-for-sale	1,529,101	7,273	1.90%	1,614,621	7,693	1.91%	1,864,960	8,886	1.91%
Investment securities held-to-maturity	545,735	3,855	2.83%	575,289	4,056	2.82%	655,805	4,676	2.85%
Other securities	26,997	302	4.47%	21,649	245	4.53%	31,700	389	4.91%
Interest earning deposits and securities purchased under agreements to resell	118,171	78	0.26%	133,752	95	0.28%	234,739	161	0.27%
Total interest earning assets(4)	$4,395,091	$46,600	4.21%	$4,453,822	$45,723	4.07%	$4,573,216	$47,377	4.11%
Cash and due from banks	57,031			57,056			60,961
Other assets	391,582			360,532			391,974
Allowance for loan losses	(17,260)			(16,601)			(11,977)
Total assets	$4,826,444			$4,854,809			$5,014,174
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,677,494	$1,075	0.25%	$1,689,692	$1,092	0.26%	$1,667,653	$1,031	0.25%
Time deposits	1,375,779	2,420	0.70%	1,412,916	2,471	0.69%	1,544,223	2,715	0.70%
Securities sold under agreements to repurchase	113,993	37	0.13%	104,020	34	0.13%	107,985	41	0.15%
Federal Home Loan Bank advances	39,565	164	1.64%	—	—	0.00%	—	—	0.00%
Total interest bearing liabilities	$3,206,831	$3,696	0.46%	$3,206,628	$3,597	0.44%	$3,319,861	$3,787	0.45%
Demand deposits	728,345			715,198			676,959
Other liabilities	82,632			83,632			63,518
Total liabilities	4,017,808			4,005,458			4,060,338
Shareholders' equity	808,636			849,351			953,836
Total liabilities and shareholders' equity	$4,826,444			$4,854,809			$5,014,174
Net interest income		$42,904			$42,126			$43,590
Interest rate spread			3.75%			3.63%			3.66%
Net interest earning assets	$1,188,260			$1,247,194			$1,253,355
Net interest margin(4)			3.87%			3.75%			3.78%
Ratio of average interest earning assets to average interest bearing liabilities	137.05%			138.89%			137.75%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.6 billion, $1.5 billion and $972.3 million, and interest income of $17.1 million, $15.4 million and $10.7 million, with yields of 4.16%, 4.07% and 4.39% for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended December 31, 2014, September 30, 2014 and December 31, 2013 were $3.6 million, $3.8 million and $2.8 million, and interest income was $83 thousand, $81 thousand and $67 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $320 thousand, $231 thousand and $0 for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin (Fully taxable equivalent adjusted)
(Dollars in thousands)

	For the year ended December 31, 2014			For the year ended December 31, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$361,806	$60,841	16.82%	$620,709	$76,661	12.35%
Non 310-30 loans(1)(2)(3)(4)	1,691,253	74,565	4.41%	1,133,895	62,387	5.50%
Investment securities available-for-sale	1,655,730	31,887	1.93%	1,951,039	35,460	1.82%
Investment securities held-to-maturity	588,909	16,764	2.85%	597,920	18,485	3.09%
Other securities	25,855	1,206	4.66%	32,135	1,559	4.85%
Interest earning deposits and securities purchased under agreements to resell	123,350	329	0.27%	362,854	923	0.25%
Total interest earning assets(4)	$4,446,903	$185,592	4.17%	$4,698,552	$195,475	4.16%
Cash and due from banks	57,763			60,922
Other assets	378,723			428,426
Allowance for loan losses	(15,460)			(12,690)
Total assets	$4,867,929			$5,175,210
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,701,344	$4,323	0.25%	$1,719,507	$4,271	0.25%
Time deposits	1,421,726	9,797	0.69%	1,607,676	12,122	0.75%
Securities sold under agreements to repurchase	99,057	129	0.13%	84,354	121	0.14%
Federal Home Loan Bank advances	9,975	164	1.64%	—	—	0.00%
Total interest bearing liabilities	$3,232,102	$14,413	0.45%	$3,411,537	$16,514	0.48%
Demand deposits	700,809			660,254
Other liabilities	74,327			64,666
Total liabilities	4,007,238			4,136,457
Shareholders' equity	860,691			1,038,753
Total liabilities and shareholders' equity	$4,867,929			$5,175,210
Net interest income		$171,179			$178,961
Interest rate spread			3.72%			3.68%
Net interest earning assets	$1,214,801			$1,287,015
Net interest margin(4)			3.85%			3.81%
Ratio of average interest earning assets to average interest bearing liabilities	137.59%			137.73%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.4 billion and $734.0 million, and interest income of $58.1 million and $33.6 million, with yields of 4.10% and 4.57% for the 2014 and 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during 2014 and 2013 were $3.1 million and $5.4 million, and interest income was $267 thousand and $329 thousand for the same periods, respectively.

(4)	Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $930 thousand and $0 for 2014 and 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)
Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	December 31, 2014			September 30, 2014			December 31, 2013
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$907	$15,684	$16,591	$1,098	$14,474	$15,572	$1,604	$9,815	$11,419
Net charge-offs	(1)	(242)	(243)	—	(496)	(496)	(94)	424	330
Provision (recoupment)/expense	(185)	1,450	1,265	(191)	1,706	1,515	(230)	1,002	772
Ending allowance for loan losses	$721	$16,892	$17,613	$907	$15,684	$16,591	$1,280	$11,241	$12,521
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.05%	0.04%	0.00%	0.11%	0.09%	0.08%	(0.13)%	(0.07)%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.26%	0.90%	0.81%	0.28%	0.85%	0.76%	0.28%	0.80%	0.68%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	156.22%	162.89%	0.00%	82.83%	87.62%	8.63%	118.11%	51.43%
Total loans	$279,645	$1,882,764	$2,162,409	$320,593	$1,850,779	$2,171,372	$450,880	$1,403,214	$1,854,094
Average total loans during the period	$295,308	$1,876,203	$2,171,511	$341,405	$1,763,279	$2,104,684	$475,562	$1,307,631	$1,783,193
Total non-performing loans(2)	$—	$10,813	$10,813	$—	$18,936	$18,936	$14,827	$9,517	$24,344

Past Due Loans(1):
	December 31, 2014			September 30, 2014			December 31, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans		Non 310-30 Loans		Total
Non-accrual loans	$—	$3,840	$3,840	$—	$15,272	$15,272	$14,827		$5,943		$20,770
Restructured loans on non-accrual	—	6,973	6,973	—	3,664	3,664	—		3,574		3,574
Loans 30-89 days past due and still accruing interest	7,016	1,142	8,158	30,761	5,452	36,213	11,245		2,854		14,099
Loans 90 days past due and still accruing interest	33,834	263	34,097	42,930	225	43,155	55,864		129		55,993
Total past due and non-accrual loans	$40,850	$12,218	$53,068	$73,691	$24,613	$98,304	$81,936	—	$12,500	—	$94,436
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	12.10%	0.59%	2.08%	13.39%	1.04%	2.86%	15.68%		0.69%		4.33%
Total non-accrual loans to total loans, respectively	0.00%	0.57%	0.50%	0.00%	1.02%	0.87%	3.29%		0.68%		1.31%
% of total past due and non-accrual loans that carry fair value marks	100.00%	34.66%	84.96%	100.00%	27.68%	81.89%	100.00%		52.23%		93.68%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	87.41%	11.39%	69.91%	84.23%	6.55%	64.78%	77.63%		18.27%		69.77%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	December 31, 2014			September 30, 2014			December 31, 2013
	Non-covered	Covered	Total	Non-covered	Covered	Total	Non-covered	Covered	Total
Non-accrual loans	$3,729	$111	$3,840	$15,124	$147	$15,271	$5,672	$15,098	$20,770
Restructured loans on non-accrual	5,767	1,206	6,973	2,272	1,393	3,665	1,901	1,673	3,574
Total non-performing loans(2)	9,496	1,317	10,813	17,396	1,540	18,936	7,573	16,771	24,344
OREO	10,653	18,467	29,120	15,753	30,132	45,885	31,300	38,825	70,125
Other repossessed assets	829	20	849	869	20	889	784	302	1,086
Total non-performing assets	$20,978	$19,804	$40,782	$34,018	$31,692	$65,710	$39,657	$55,898	$95,555
Loans 90 days or more past due and still accruing interest	$188	$75	$263	$225	$—	$225	$14	$115	$129
Accruing restructured loans(3)	$9,489	$9,786	$19,275	$15,758	$9,277	$25,035	$5,891	$5,714	$11,605
Allowance for loan losses			$17,613			$16,591			$12,521
Total non-performing loans to total non-covered, total covered, and total loans, respectively	0.48%	0.68%	0.50%	0.89%	0.70%	0.87%	0.49%	5.42%	1.31%
Loans 90 days or more past due and still accruing interest to total non-covered loans, total covered loans, and total loans, respectively	0.01%	0.04%	0.01%	0.01%	0.00%	0.01%	0.00%	0.04%	0.01%
Total non-performing assets to total assets			0.85%			1.37%			1.94%
Allowance for loan losses to non-performing loans			162.89%			87.62%			51.43%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Non-performing loans were redefined during the third quarter of 2014 to only include non-accrual loans and restructured loans on non-accrual. All previous periods have been restated.
(3) Includes restructured loans less than 90 days past due and still accruing interest.

Changes in Accretable Yield:
	For the three months ended			Life-to-date
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014
Accretable yield at beginning of period	$113,108	$116,095	$124,086	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	16,858	11,736	25,343	233,936
Reclassification to non-accretable difference from accretable yield	(2,308)	(355)	(1,760)	(23,596)
Accretion	(14,195)	(14,368)	(17,045)	(311,871)
Accretable yield at end of period	$113,463	$113,108	$130,624	$113,463

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the years ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Key Ratios(1)
Return on average assets	0.19%	0.27%	0.08%	0.19%	0.13%
Return on average tangible assets(2)	0.26%	0.34%	0.15%	0.26%	0.20%
Return on average equity	1.12%	1.56%	0.42%	1.07%	0.67%
Return on average tangible common equity(2)	1.66%	2.12%	0.82%	1.58%	1.06%
Return on risk weighted assets	0.37%	0.53%	0.19%	0.37%	0.33%
Interest earning assets to interest bearing liabilities (end of period)(3)	137.36%	137.71%	137.05%	137.36%	137.05%
Loans to deposits ratio (end of period)	57.55%	57.32%	48.46%	57.55%	48.46%
Average equity to average assets	16.75%	17.50%	19.02%	17.68%	20.07%
Non-interest bearing deposits to total deposits (end of period)	19.45%	19.07%	17.59%	19.45%	17.59%
Net interest margin	3.84%	3.73%	3.78%	3.83%	3.81%
Net interest margin (fully taxable equivalent)(2)(4)	3.87%	3.75%	3.78%	3.85%	3.81%
Interest rate spread(5)	3.75%	3.63%	3.66%	3.72%	3.68%
Yield on earning assets	4.18%	4.05%	4.11%	4.15%	4.16%
Yield on earning assets (fully taxable equivalent)(2)(3)	4.21%	4.07%	4.11%	4.17%	4.16%
Cost of interest bearing liabilities(3)	0.46%	0.44%	0.45%	0.45%	0.48%
Cost of deposits	0.37%	0.37%	0.38%	0.37%	0.41%
Non-interest expense to average assets	2.72%	3.10%	3.50%	3.08%	3.55%
Efficiency ratio	84.91%	84.22%	93.36%	85.82%	89.70%
Efficiency ratio (fully taxable equivalent) (2)(6)	84.19%	83.78%	93.36%	85.35%	89.70%
Adjusted efficiency ratio (fully taxable equivalent)(2)(6)	71.58%	72.10%	73.52%	72.13%	75.46%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	0.50%	0.87%	1.31%	0.50%	1.31%
Covered non-performing loans to total non-performing loans	12.18%	8.13%	68.89%	12.18%	68.89%
Non-performing assets to total assets	0.85%	1.37%	1.94%	0.85%	1.94%
Covered non-performing assets to total non-performing assets	48.56%	48.23%	58.50%	48.56%	58.50%
Allowance for loan losses to total loans	0.81%	0.76%	0.68%	0.81%	0.68%
Allowance for loan losses to total non-covered loans	0.89%	0.85%	0.81%	0.89%	0.81%
Allowance for loan losses to non-performing loans	162.89%	87.62%	51.43%	162.89%	51.43%
Net charge-offs to average loans	0.04%	0.09%	(0.07)%	0.05%	0.41%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 16.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income on a fully taxable equivalent basis.
(7)
Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	December 31, 2014	September 30, 2014	December 31, 2013
Total shareholders' equity	$794,575	$808,962	$897,792
Less: goodwill and intangible assets, net	(76,513)	(77,850)	(81,859)
Add: deferred tax liability related to goodwill	6,222	5,834	4,671
Tangible common equity (non-GAAP)	$724,284	$736,946	$820,604

Total assets	$4,819,646	$4,812,807	$4,914,115
Less: goodwill and intangible assets, net	(76,513)	(77,850)	(81,859)
Add: deferred tax liability related to goodwill	6,222	5,834	4,671
Tangible assets (non-GAAP)	$4,749,355	$4,740,791	$4,836,927

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	16.49%	16.81%	18.27%
Less: impact of goodwill and intangible assets, net	(1.24%)	(1.27%)	(1.30%)
Tangible common equity to tangible assets (non-GAAP)	15.25%	15.54%	16.97%

Common book value per share calculations:
Total shareholders' equity	$794,575	$808,962	$897,792
Divided by: ending shares outstanding	38,884,953	39,862,824	44,918,336
Common book value per share	$20.43	$20.29	$19.99

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$724,284	$736,946	$820,604
Divided by: ending shares outstanding	38,884,953	39,862,824	44,918,336
Tangible common book value per share (non-GAAP)	$18.63	$18.49	$18.27

Tangible common book value per share, excluding accumulated other comprehensive income (loss) calculations:
Tangible common equity (non-GAAP)	$724,284	$736,946	$820,604
Less: accumulated other comprehensive income (loss), net of tax	(5,839)	(1,896)	6,756
Tangible common book value, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	718,445	735,050	827,360
Divided by: ending shares outstanding	38,884,953	39,862,824	44,918,336
Tangible common book value per share, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	$18.48	$18.44	$18.42

Return on Average Tangible Assets and Return on Average Tangible Equity
	As of and for the three months ended			As of and for the years ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	$2,279	$3,337	$1,000	$9,176	$6,927
Add: impact of core deposit intangible amortization expense, after tax	815	815	809	3,260	3,235
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$3,094	$4,152	$1,809	$12,436	$10,162

Average assets	$4,846,444	$4,854,809	$5,014,174	$4,867,929	$5,175,210
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	71,080	72,781	77,973	73,074	79,964
Average tangible assets (non-GAAP)	$4,775,364	$4,782,028	$4,936,201	$4,794,855	$5,095,246

Average shareholder's equity	$808,636	$849,351	$953,836	$860,691	$1,038,753
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	71,080	72,781	77,973	73,074	79,964
Average tangible common equity (non-GAAP)	$737,556	$776,570	$875,863	$787,617	$958,789

Return on average assets	0.19%	0.27%	0.08%	0.19%	0.13%
Return on average tangible assets (non-GAAP)	0.26%	0.34%	0.15%	0.26%	0.20%
Return on average equity	1.12%	1.56%	0.42%	1.07%	0.67%
Return on average tangible common equity (non-GAAP)	1.66%	2.12%	0.82%	1.58%	1.06%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin
	As of and for the three months ended			As of and for the years ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income	$46,280	$45,492	$47,377	$184,662	$195,475
Add: impact of taxable equivalent adjustment	320	231	—	930	—
Interest income, fully taxable equivalent (non-GAAP)	$46,600	$45,723	$47,377	$185,592	$195,475

Net interest income	$42,584	$41,895	$43,590	$170,249	$178,961
Add: impact of taxable equivalent adjustment	320	231	—	930	—
Net interest income, fully taxable equivalent (non-GAAP)	$42,904	$42,126	$43,590	$171,179	$178,961

Average earning assets	4,395,091	4,453,822	4,573,216	4,446,903	4,698,552
Yield on earning assets	4.18%	4.05%	4.11%	4.15%	4.16%
Yield on earning assets,fully taxable equivalent (non-GAAP)	4.21%	4.07%	4.11%	4.17%	4.16%
Net interest margin	3.84%	3.73%	3.78%	3.83%	3.81%
Net interest margin, fully taxable equivalent (non-GAAP)	3.87%	3.75%	3.78%	3.85%	3.81%

Adjusted Efficiency Ratio
	As of and for the three months ended			As of and for the years ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net interest income	$42,584	$41,895	$43,590	$170,249	$178,961
Add: impact of taxable equivalent adjustment	320	231	—	930	—
Net interest income, fully taxable equivalent (non-GAAP)	$42,904	$42,126	$43,590	$171,179	$178,961

Non-interest income	$(5,117)	$1,614	$2,364	$(1,696)	$20,177
Add: FDIC indemnification asset amortization	7,922	6,252	7,117	27,741	18,960
Add: FDIC loss sharing income (expense)	6,313	943	467	8,862	(2,811)
Less: gain on sale of previously charged-off acquired loans	(62)	(147)	(221)	(737)	(1,339)
Less: impact of OREO related write-ups and other income	(1,030)	(799)	(2,104)	(3,807)	(4,817)
Adjusted non-interest income (non-GAAP)	$8,026	$7,863	$7,623	$30,363	$30,170

Non-interest expense adjusted for core deposit intangible asset amortization	$31,813	$36,645	$42,901	$144,659	$178,619
Less: impact of change in fair value of warrant liabilities	219	1,256	(682)	2,953	(820)
Less: other real estate owned expenses	8,979	(594)	(3,282)	5,350	(10,957)
Less: problem loan expenses	(448)	(1,267)	(1,283)	(3,482)	(5,644)
Less: deconversion expenses	(4,110)	—	—	(4,110)	—
Less: banking center closure related expenses	—	—	—	—	(3,389)
Adjusted non-interest expense (non-GAAP)	$36,453	$36,040	$37,654	$145,370	$157,809

Efficiency ratio	84.91%	84.22%	93.36%	85.82%	89.70%
Efficiency ratio (fully taxable equivalent) (non-GAAP)	84.19%	83.78%	93.36%	85.35%	89.70%
Adjusted efficiency ratio (fully taxable equivalent) (non-GAAP)	71.57%	72.10%	73.52%	72.13%	75.46%

Adjusted Financial Results
	For the three months ended			For the years ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Adjustments to diluted earnings per share:
Income per share - diluted	$0.06	$0.08	$0.02	$0.22	$0.14
Adjustments to diluted earnings per share (non-GAAP)(1)	0.13	0.09	0.13	0.45	0.37
Adjusted diluted earnings per share (non-GAAP)(1)	$0.19	$0.17	$0.15	$0.67	$0.51
Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$21,384	$15,064	$24,772	$19,118	$18,908
Divided by: average tangible assets (non-GAAP)	4,755,364	4,782,029	4,936,201	4,794,855	5,095,246
Adjustments to return on average tangible assets (non-GAAP)	0.45%	0.32%	0.50%	0.40%	0.37%
Return on average tangible assets (non-GAAP)	0.26%	0.34%	0.15%	0.26%	0.20%
Adjusted return on average tangible assets (non-GAAP)	0.71%	0.66%	0.65%	0.66%	0.57%
Adjustments to net income:
Net income	$2,279	$3,337	$1,000	$9,176	$6,927
Adjustments to net income (non-GAAP)(1)	5,390	3,797	6,244	19,118	18,908
Adjusted net income (non-GAAP)	$7,669	$7,134	$7,244	$28,294	$25,835
(1) Adjustments
Non-interest income adjustments:
Plus: FDIC indemnification asset amortization	$7,922	$6,252	$7,117	$27,741	$18,960
Plus: other FDIC loss sharing income (loss)	6,313	943	467	8,862	(2,811)
Less: gain on recoveries of previously charged-off acquired loans	(62)	(147)	(221)	(737)	(1,339)
Less: OREO related write-ups and other income	(1,030)	(799)	(2,104)	(3,807)	(4,817)
Total non-interest income adjustments (non-GAAP)	$13,143	$6,249	$5,259	$32,059	$9,993
Non-interest expense adjustments:
Less: other real estate owned expenses (income)	$8,979	$(594)	$(3,282)	$5,350	$(10,957)
Less: problem loan expenses	(448)	(1,267)	(1,283)	(3,482)	(5,644)
Plus: warrant change	219	1,256	(682)	2,953	(820)
Less: contract termination expenses	(4,110)	—	—	(4,110)	—
Less: banking center closure related expenses	—	—	—	—	(3,389)
Total non-interest expense adjustments (non-GAAP)	$4,640	$(605)	$(5,247)	$711	$(20,810)
Pre-tax adjustments	8,503	6,854	10,506	31,348	30,803
Collective tax expense impact	(3,113)	(3,057)	(4,262)	(12,230)	(11,895)
Adjustments to net income (non-GAAP)	$5,390	$3,797	$6,244	$19,118	$18,908